Exhibit 99.1

AUGUST 14, 2013 / 8:00PM, MNKD - Q2 2013 MannKind Earnings & Clinical Trial Results Conference Call

CORPORATE PARTICIPANTS

Matthew Pfeffer MannKind Corporation - CFO

Hakan Edstrom MannKind Corporation - President & COO

Robert Baughman MannKind Corporation - SVP - Clinical Sciences

Alfred Mann MannKind Corporation - Chairman of the Board and CEO

CONFERENCE CALL PARTICIPANTS

Simos Simeonidis Cowen and Company - Analyst

Matthew Luchini Piper Jaffray & Co. - Analyst

Matt Lowe JPMorgan Chase & Co. - Analyst

Jason Butler JMP Securities - Analyst

Steve Byrne BofA Merrill Lynch - Analyst

Michael Higgins Highland Research - Analyst

Graig Suvannavejh MLV & Co. - Analyst

Anthony Esposito Imperial Capital - Analyst

Keith Markey Griffin Securities, Inc. - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to Mannkind Corporation’s second-quarter 2013 conference call. At this time, all participants are in a listen-only mode. Later, instructions will be given for the question-and-answer session.

(Operator Instructions)

As a reminder this call is being recorded today, August 14, 2013. Joining us today from Mannkind are Chairman and CEO Alfred Mann, President and COO, Hakan Edstrom, Chief Financial Officer, Matthew Pfeffer, and Senior Vice President - Clinical Sciences, Robert Baughman. I would now like to turn the call over to Matthew Pfeffer, Chief Financial Officer of Mannkind Corporation. Please go ahead.

Matthew Pfeffer - MannKind Corporation - CFO

Good afternoon, everybody, and thank you for participating in today’s call. I will discuss very briefly our financial results for the second quarter of 2013 as reported last Friday, and will then turn the call over to Hakan. Before we proceed further please note that comments made during this call will include forward-looking statements within the meaning of Federal Securities laws. It is possible that the actual results could differ from these stated expectations. For factors that could cause actual results to differ from expectations please refer to the reports filed by the Company with the Securities and Exchange Commission, under the Securities and Exchange Act of 1934. This conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, August 14, 2013. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

Turning to the financials. The net loss applicable to common stockholders for the second quarter of 2013 was $46.1 million or $0.16 per share compared to net loss applicable to common stockholders of $36.6 million or $0.23 per share for the second quarter of 2012. Primary factors resulting in this change were an increase in research and development expense, resulting primarily from non-cash compensation expenses, partly offset by

AUGUST 14, 2013 / 8:00PM, MNKD - Q2 2013 MannKind Earnings & Clinical Trial Results Conference Call

a decrease in clinical trial-related costs, resulting from the completion of the Affinity studies. Also affecting this outcome was a decrease in general and administrative expenses, due primarily to the non-recurrence of the litigation accrual made in the prior year. Finally there was a large decrease in other income in the current quarter, due to non-recurrence of a non-cash entry recording a gain on a forward purchase contract relating to Al’s forward commitment to purchase common shares in 2012. Cash and cash equivalents were $28.5 million at June 30, 2013, not including funding under the Deerfield $160 million debt facility announced July 1.

In addition, we still anticipate receiving approximately $64.6 million from the exercise of remaining short-dated warrants expiring in this October. So far this year we’ve received proceeds of $29.7 million for more exercises, including $4.1 million of February 2012 warrants and $25.6 million of October 2012 warrants. Finally, $125.4 million remains available for future borrowings under the loan agreement with The Mann group. Needless to say, we feel comfortable with our financial position, our ability to not only repay December 2013 convertible debt obligations, but also to fund our operations comfortably into 2014. With that, I know that our recent financial results are not what most of you called in to hear about so I’ll now turn the call over to Hakan. Hakan?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Graig Suvannavejh - MLV & Co. - Analyst

Okay, if I could just sneak one more question in, this is really more for Matt. I know no one really cares about the numbers per se, just piggybacking on the future trials, how should we be thinking about R&D spend on a go-forward basis, now that Affinity 1 and 2 are pretty much wrapped up?

Matthew Pfeffer - MannKind Corporation - CFO

Well obviously you’ve already seen, there’s been a slight decrease. But I’m not going to project a lot because we have a lot of things coming in to take the place of the Affinity trial. So I think we need to be conservative there. Remember, we are planning to ramp up for commercialization. That will require some expansion in our Danbury facility, and you’ve seen some of that trickling in the form of capital spending already, and you’ll probably see more. So, I tend to be somewhat conservative, but I’d say all in all, it may be shifting a little bit from R to D, or just preparation for commercial launch. But on balance, it’s not going to change all that much.

Operator

We have no further questions at this time. I will now turn it back to Mr. Mann for closing remarks.

Alfred Mann - MannKind Corporation - Chairman of the Board and CEO

Thank you all for joining us for this conference call today, and we look forward to updating you again at our next quarterly call, that should come in October. Thank you.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. The playback will be available in 90 minutes at 888-843-7419, using passcode 34087263, followed by the pound sign. Thank you for participating. You may now disconnect.

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